CONSENT OF BRIAN SCOTT

The undersigned hereby consents to the references to, and the information derived from the mineral resource estimates, as applicable, for the Pavon property and the Limon Mine, and to the references, as applicable, to the undersigned's name included in or incorporated by reference in the Registration Statement on Form F-10 being filed by B2Gold Corp.

/s/ Brian Scott
Brian Scott, P.Geo.
December 6, 2015